Exhibit 10.14

On December 27, 2006, Lance T. Shaner, an individual with an address at 1965 Waddle Road, State College, Pennsylvania 16803, loaned $1,000,000 to PennTex Resources Illinois, Inc., a Delaware corporation with an address at 1975 Waddle Road, State College, Pennsylvania 16803 (“PennTex Illinois”). On May 2, 2007, Lance T. Shaner loaned an additional $820,000 to PennTex Illinois. At the time of the making of each loan, Mr. Shaner was the sole stockholder of PennTex Illinois. Neither loan was evidenced by a promissory note or other instrument. Both loans were non-interest-bearing and payable upon the demand of Mr. Shaner. On January 25, 2007, PennTex Illinois paid Mr. Shaner $1,000,000 in partial repayment of the loan. On March 30, 2007, the remaining outstanding principal balance of the loan of $820,000 was converted to an equity capital contribution by Mr. Shaner into PennTex Illinois.